Exhibit 10.2.20

AMENDMENT TO THE COLLABORATION AGREEMENT

This Amendment to the Collaboration Agreement is made to be effective as of 5th day of Sept., 2008, and amends that certain Collaboration Agreement, dated March 19, 2007 (said Amendment and Collaboration Agreement hereinafter collectively referred to as the "Collaboration Agreement.").

Kansas City Power & Light Company ("KCPL"), the Sierra Club, and the Concerned Citizens of Platte County, Inc. ("CCPC") (collectively, the "Parties") conducted discussions related to the latan Generating Station utility waste landfill and the Community Investment provisions of the Collaboration Agreement.

Whereas, the Parties hereby agree in accordance with Section VI, paragraph j. of the Collaboration Agreement, to amend the Collaboration Agreement as follows:

1.            In the Collaboration Agreement, under the heading "Agreements" in Section III, subsection e., third sentence, "In addition, KCPL agrees to grant $60,000 to support ozone and PM monitoring within the great Kansas City region, to be administered by the Mid-American Regional Council;" shall be replaced with "In addition, KCPL agrees to grant $60,000 to Platte County, Missouri to support its Green Build program;".

2.            The following language shall be inserted into the Collaboration Agreement under the heading "Agreements" in Section IV, subsection e. after the third sentence.

"This release also includes, without limitation, the release of any claims the Sierra Club or CCPC may have concerning the permit for KCPL to construct a Utility Waste Landfill issued on July 16, 2007 in response to the Utility Waste Landfill Construction Permit Application for KCPL, MDNR Job No. NJ06GPLF, Iatan Generating Station, Platte County, Missouri received as a complete application August 7, 2006."

3.            In the Collaboration Agreement, under the heading "Agreements" in Section IV, subsection g shall be deleted in its entirety.

4.           The following language shall be inserted into the Collaboration Agreement under the heading "Agreements" after Section V.

"Section VI. Iatan Generating Station Utility Waste Landfill: Additional Constituents for Detection Monitoring

KCPL agrees to complete annual detection monitoring of the leachate in the leachate pond at the Iatan Generating Station utility waste landfill for the following three additional constituents: molybdenum, hexavalent chromium and potassium. The detection monitoring will be an annual sample of the leachate collected from the leachate pond. The annual samples will be collected beginning with the first May groundwater sampling event that follows placement of coal combustion byproducts in the latan Generating Station utility waste landfill. If no leachate is present in the pond, the sample will be collected during the next annual leachate detection monitoring event during which leachate is present.

If the leachate monitoring detects any of the three constituents (molybdenum, hexavalent chromium, and potassium) in an amount above the detection limits, the next groundwater monitoring well sampling event will include the detected constituent. The groundwater monitoring well sample test will include that additional detected constituent only (in addition to any monitoring otherwise required independent of this agreement). If this sample test detects that constituent at a level at or above the detection limits, the analytical results for the detected constituent(s) ("Analytical Results") from that sample will be provided electronically to the Sierra Club and CCPC at the same time the groundwater monitoring well sampling report is submitted to the MDNR. The Analytical Results from the groundwater and leachate sampling will be sent to the following e-mail addresses:

For the Sierra Club:

Melissa Hope
melissa.hope@sierraclub.org missouri.chapter@sierraclub.org

Sierra Club
85 Second Street, 2nd  Floor
San Francisco, CA 94105

For the Concerned Citizens of Platte County:

Susan K. Brown, Chairperson

sbrovvn816@gmail.com
Concerned Citizens of Platte County

PO Box 72
Camden Point, MO 64018

with copies to

Michael D. Hockley mhockley@spencerfane.com
Director, Interdisciplinary Environmental Clinic
Washington University School of Law
One Brookings Drive – Campus Box 1120
St. Louis, MO 63130

Great Rivers Environmental Law center
705 Olive Street, Suite 614
St. Louis, MO 63101

The Sierra Club and the CCPC shall notify KCPL of any changes in the address or individuals to receive the Analytical Results using the Notice provisions of the Collaboration Agreement at Section VI, paragraph g. If at any time the Analytical Results that are sent to Sierra Club and CCPC are returned undeliverable after two successive attempts, first via e-mail and second via U.S. Mail, and KCPL ensures that both communications were accurately addressed, KCPL will conduct no further detection monitoring for any of the three constituents (molybdenum, hexavalent chromium, and potassium).

If the annual leachate detection monitoring does not detect any of the three constituents (molybdenum, hexavalent chromium, and potassium) in an amount above the detection limits, no groundwater monitoring well sample will be collected and no Analytical Results will be provided. In that case, the detection monitoring for the leachate in the leachate pond will be conducted the following May.

If groundwater detection monitoring detects any of the three constituents (molybdenum, hexavalent chromium, and potassium) in an amount above the detection limits, but for five years thereafter does not detect the constituent previously detected, no further groundwater sampling will be conducted until the annual detection monitoring detects the respective constituent in the leachate collected from the leachate pond.

Section VII.  Iatan Generating Station Utility Waste Landfill Cap.

When KCPL places a final cover on the utility waste landfill, its specifications will meet or exceed all applicable requirements in the Iatan utility waste landfill permit issued by the State of Missouri and the Missouri utility waste landfill regulatory requirements in place at that time.

5.            In the Collaboration Agreement under the heading "Agreements", the subheading

"Section VI" shall be replaced with "Section VIII."

IN WITNESS WHEREOF, this Agreement has been executed by Kansas City Power & Light Company, the Sierra Club, and the Concerned Citizens of Platte County and is effective as of Sept. 5, 2008.

AGREED ON BEHALF OF KANSAS CITY POWER & LIGHT COMPANY BY:	AGREED ON BEHALF OF SIERRA CLUB – BY:

/s/ William G. Riggins	/s/ Melissa K. Hope
Name: William G. Riggins	Name: Melissa K. Hope
Title: General Counsel & Chief Legal Officer	Title: Assoc. Regional Representative

Date: 9/4/08	Date: 8-12-08

AGREED ON BEHALF OF CONCERNED CITIZENS OF PLATTE COUNTY BY:	Name: Yvonne A. Cather Title: Sierra Club Kansas City Chapter

/s/ Susan K. Brown	Date: 8-15-08
Name: Susan K. Brown
Title: Chairperson	/s/ Yvonne A. Cather
Date: 8/12/08